Exhibit 10.6

VIPER ENERGY PARTNERS LP

LONG TERM INCENTIVE PLAN

UNIT OPTION AGREEMENT

THIS UNIT OPTION AGREEMENT (this “Agreement”) is made and entered into by and between Viper Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), and you, effective as of                     , 2014 (the “Date of Grant”).

WHEREAS, Viper Energy Partners LP, a Delaware limited partnership (the “Partnership”), acting through the board of directors of the General Partner (the “Board”), has adopted the Viper Energy Partners LP Long Term Incentive Plan, as it may be amended from time to time (the “Plan”), to, among other things, attract, retain and motivate certain directors, employees and officers of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”); and

WHEREAS, the Board has authorized the grant of unit options under the Plan to certain employees and officers as part of their compensation for services provided to the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1. Grant of Option. The General Partner hereby grants to you, effective as of the Date of Grant, the right and option (the “Option”) to purchase an aggregate of                      Units (the “Option Units”) on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as part of this Agreement. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings given to such terms in the Plan, unless the context requires otherwise. This Option (a) shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), but (b) may constitute a “deferral of compensation” within the meaning of Section 409A of the Code and, as such, shall be treated as a 409A Award for purposes of the Plan.

2. Exercise Price. The exercise price of the Option Units granted pursuant to this Agreement shall be $         per Unit (the “Exercise Price”), which has been determined to be not less than 100% of the Fair Market Value per Unit at the Date of Grant. For all purposes of this Agreement, Fair Market Value shall be determined in accordance with the provisions of the Plan.

3. Vesting of Option Units. Option Units shall be deemed “Nonvested Option Units” unless and until they have become “Vested Option Units” in accordance with this Section 3.

(a) Vesting Schedule. Subject to the other terms and conditions set forth herein, the Option Units granted pursuant to this Agreement will become Vested Option Units in accordance with the following schedule, provided that you remain in the employ of, or a service provider to, the Partnership Entities until the applicable vesting dates:

Date Option Units Become Vested Option Units	Cumulative Percentage of Option Units that Become Vested Option Units

First Anniversary of Date of Grant	33%

Second Anniversary of Date of Grant	66%

Third Anniversary of Date of Grant	100%

(b) Change of Control. Notwithstanding the above vesting schedule, upon the occurrence of a Change of Control prior to the date all Option Units granted pursuant to this Agreement become Vested Option Units, all of Option Units subject to this Agreement will immediately become Vested Option Units. As used in this Section 3(b), the term “Change of Control” means a Change of Control as defined in the Plan even if such Change of Control does not also constitute a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of § 1.409A-3(i)(5) of the 409A Regulations.

(c) Termination of Employment.

(i) General. Except as provided in Section 3(c)(ii) below, notwithstanding anything to the contrary in the foregoing provisions of this Section 3, in the event your employment or service relationship with the Partnership Entities is terminated prior to the date all Option Units granted pursuant to this Agreement become Vested Option Units, then all of your Nonvested Option Units will remain unvested, will become null and void and will be forfeited as of the date of such termination.

(ii) Death and Disability. If your employment or service relationship with the Partnership Entities is terminated due to death or Disability prior to the date all Option Units granted pursuant to this Agreement become Vested Option Units, then all Option Units subject to this Agreement will immediately become Vested Option Units as of your employment termination date. As used in this Section 3(c)(ii), “Disability” means your inability to substantially perform your duties to a Partnership Entity by reason of a medically determinable physical or mental impairment that is expected to last for a period of six months or longer or to result in death.

4. Exercise of Option Units.

(a) Time of Exercise. Subject to Section 4(b) below, Vested Option Units will be automatically exercised upon the earlier to occur of (i) the date that is the third anniversary of the Date of Grant, or (ii) the date a Change of Control occurs (the earliest occurring of such dates, the “Automatic Exercise Date”). As used in this Section 4(a), the term “Change of Control” means a Change of Control as defined in the Plan that also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of § 1.409A-3(i)(5) of the 409A Regulations (including without limitation 1.409A-3(i)(5)(ii)), as applied (with respect to the General Partner and the Partnership) to non-corporate entities.

(b) Extension of Exercise Period. Notwithstanding the foregoing provisions of this Section 4, (i) in the event the exercise of your Vested Option Units on the Automatic Exercise Date would violate any applicable Federal, state, local or foreign law (including if, at the time of a proposed exercise, there shall be an effective registration statement registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of Units upon exercise of Options under the Plan (the “Registration Statement”), and there shall have occurred an event which makes any statement made in the Registration Statement, related prospectus or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Registration Statement, prospectus or other documents so that they will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading) or would jeopardize the ability of the General Partner or the Partnership to continue as a going concern, the General Partner may prohibit the exercise of your Vested Option Units on the Automatic Exercise Date and may specify another date, during a 30 day period beginning on the date the exercise of your Vested Option Units, or any portion thereof, would first no longer violate an applicable Federal, state, local or foreign law or would first no longer jeopardize the ability of the General Partner or the Partnership to continue as a going concern, as the date your Vested Option Units, or portion thereof, shall be automatically exercised; and (ii) the General Partner may provide that the exercise of your Vested Option Units will not occur on the Automatic Exercise Date and shall instead occur on a later specified date upon such other events and conditions as may be prescribed under Section 409A of the Code and the 409A Regulations. In not event, however, will any exercise of the Option occur after the expiration of 10 years from the Date of Grant hereof.

(c) Limitation on Exercise. Notwithstanding the foregoing provisions of this Section 4, in no event will any Vested Option Units be exercised on the Automatic Exercise Date (or, if applicable, a later alternative date specified in accordance with Section 4(b)) if, on such date, the Exercise Price per Option Unit exceeds the Fair Market Value per Unit determined as of the Automatic Exercise Date (or, if applicable, such later alternative date) and, in such event, the Vested Option Units will automatically terminate and become null and void as of the Automatic Exercise Date (or, if applicable, such later alternative date).

(d) Payment of Exercise Price. The aggregate Exercise Price for the Vested Option Units exercised on the Automatic Exercise Date (or, if applicable, a later alternative date specified in accordance with Section 4(b)) shall be paid in full at the time of such exercise, either (i) in cash (including by certified check, bank draft or money order, or wire transfer of immediately available funds) at the time the Option is exercised; or (ii) in the Committee’s discretion and on such terms as the Committee approves: (A) by delivering or constructively tendering by means of attestation whereby you identify for delivery specific duly endorsed Units having a Fair Market Value as of the date of exercise equal to the aggregate Exercise Price and receive a number of Units equal to the difference between the number of Units thereby purchased and the number of identified attestation Units (provided that any Units used for this purpose must have been held by you for such minimum period of time, if any, as may be established from time to time by the Committee), (B) by notice of net issue exercise including a statement directing the Partnership to issue a number of Units as to which the Option is exercised, but retain from transfer the number of Units with a Fair Market Value as of the date of exercise equal to the aggregate Exercise Price, in which case the Option will be surrendered and cancelled with respect to the number of Units retained by the Partnership, or (C) to the extent permissible under applicable law, through delivery of irrevocable instructions to a broker to sell a sufficient number of the Units being exercised to cover the aggregate Exercise Price and delivery to the General Partner on behalf of the Partnership (on the same day that the Units issuable upon exercise are delivered) of the amount of sale proceeds required to pay the aggregate Exercise Price; or (iii) any combination of the foregoing having a Fair Market Value on the exercise date equal to the aggregate Exercise Price.

(e) Delivery of Units. No fractional Units shall be issued upon exercise of Vested Option Units or accepted in payment of the exercise price thereof; rather, you shall provide a cash payment for such amount as is necessary to affect the issuance and acceptance of only whole Units. Unless and until a certificate or certificates representing such Units shall have been issued by the Partnership to you or the transfer of such Units shall be entered in the Partnership’s ledger or otherwise properly reflected in the Partnership’s books and records, you shall not be or have any of the rights or privileges of a unitholder of the Partnership with respect to Units acquirable upon exercise of the Option.

5. Transferability. This Agreement and the Option Units granted hereunder will not be transferrable or assignable by you other than by will or the laws of descent and distribution, except to the extent approved by the Committee in accordance with the terms of the Plan.

6. Payment of Taxes. To the extent that the exercise of this Option or the disposition of Units acquired by exercise of this Option results in compensation income or wages to you for Federal, state or local tax purposes that are subject to withholding requirements, you shall deliver to the General Partner at the time of such exercise or disposition such amount of money as the General Partner may require to meet its withholding obligation under applicable tax laws or regulations. You may satisfy such tax withholding obligation (i) in cash (including by certified check, bank draft or money order, or wire transfer of immediately available funds); or (ii) in the Committee’s discretion and on such terms as the Committee approves: (A) by delivering or constructively tendering by means of attestation whereby you identify for delivery specific duly endorsed Units having a Fair Market Value equal to the aggregate withholding obligation (provided that any Units used for this purpose must have been held by you for such minimum period of time, if any, as may be established from time to time by the Committee), (B) by notice of net issuance including a statement directing the Partnership to retain from transfer the number of Units with a Fair Market Value equal to the aggregate withholding obligation, in which case the Option will be surrendered and cancelled with respect to the number of Units retained by the Partnership, or (C) to the extent permissible under applicable law, through delivery of irrevocable instructions to a broker to sell a sufficient number of the Units being exercised to cover the aggregate withholding obligation and delivery to the General Partner on behalf of the Partnership (on the same day that the Units issuable upon exercise are delivered) of the amount of sale proceeds required to pay the aggregate withholding obligation; or (iii) any combination of the foregoing. In the event the Committee subsequently determines that the amount paid or withheld as payment of any tax withholding obligations is insufficient to discharge the tax withholding obligation, you will be required to pay to the General Partner, immediately upon the Committee’s request, the amount of that deficiency.

7. Nonqualified Deferred Compensation Rules. The intent of the parties is that the Option and related rights under this Agreement comply with Section 409A of the Code and the 409A Regulations and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The General Partner, the Partnership and you shall take commercially reasonable efforts to reform or amend any provision hereof to the extent it is reasonably determined that such provision would or could reasonably be expected to cause you to incur any additional tax or interest under Section 409A or the 409A Regulations to try to comply with the requirements of Section 409A and the 409A Regulations through good faith modifications, in any case, to the minimum extent reasonably appropriate to conform with such requirements; provided, that any such modification shall not increase the cost or liability to the General Partner or the Partnership. To the extent that any provision hereof is modified in order to comply with Section 409A and the 409A Regulations, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the General Partner, the Partnership and you of the applicable provision without violating the provisions of Section 409A and the 409A Regulations. Notwithstanding the foregoing provisions of this Section 7, you are responsible for any and all taxes (including any taxes imposed under Section 409A of the Code) associated with the grant or exercise of, or otherwise with respect to, the Option and matters related thereto. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment.

8. Miscellaneous.

(a) No Right to Continued Service. This Award shall not be construed to confer upon you any right to continue as an employee of or other service provider to the Partnership Entities. Any question as to whether and when there has been a termination of employment or service shall be determined by the Committee and its determination shall be final and binding. Records of the Partnership Entities regarding your period of service, termination of service, leaves of absence and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

(b) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and to this Agreement shall be final and binding upon you, the General Partner, the Partnership and any of their Affiliates. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(c) No Liability for Good Faith Determinations. The General Partner, the Partnership and their Affiliates, and the members of the Board and the Committee, shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Option granted hereunder.

(d) No Guarantee of Interests. The General Partner, the Partnership and their Affiliates, and the members of the Board and the Committee, do not guarantee the Units from loss or depreciation.

(e) Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(f) Binding Effect. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the General Partner, the Partnership and their successors and assigns.

(g) Construction. The titles and headings of sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof. Words used in the masculine shall apply to the feminine where applicable and whenever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(h) Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware without regard to choice of law principles thereunder, except to the extent Delaware law is preempted by federal law.

(i) Amendment. This Agreement may be amended by the Committee; provided, however, that, unless otherwise provided in the Plan, no such amendment may materially reduce your rights or benefits inherent in this Agreement prior to such amendment without your express written consent.

(j) Furnish Information. You agree to furnish to the General Partner or the Partnership all information requested by them to enable the General Partner and/or the Partnership to comply with any reporting or other requirements imposed upon them by or under any applicable statute or regulation.

(k) Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Units or other property to you, or to your legal representative, heir, legetee or distributee, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require you or your legal representative, heir, legetee or distribute, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

(l) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the General Partner or the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via an electronic mail system of the Partnership Entities or by reference to a location on a Partnership intranet to which you have access. You hereby consent to any and all procedures the General Partner or the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the General Partner or the Partnership may be required to deliver, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its duly authorized agent effective as of the date first written above.

VIPER ENERGY PARTNERS GP LLC

By:

Name:

Title:

AWARDEE

[NAME]

8